Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Dynegy Inc.’s Registration Statement No. 333-199179 on Form S-3 and Registration Statement No. 333-211734 on Form S-8, of our report dated May 30, 2017 relating to the combined financial statements of the Thermal Assets as of and for the year ended December 31, 2016 (which report expresses an unqualified opinion and includes emphasis-of-matter paragraphs related to certain expense allocations and to the sale of the Thermal Assets), appearing in the Current Report on Form 8-K of Dynegy Inc. dated June 28, 2017.

/s/ Deloitte & Touche LLP

Houston, Texas
June 28, 2017